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                                                                Exhibit 1

  [Logo of AXA]                                                 [Logo of BBVA]




                                  PRESS RELEASE







                                                      Paris, December 28, 2000




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                             AXA AND BBVA REORGANIZE
                       THEIR JOINT SHAREHOLDINGS IN SPAIN
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BBVA and AXA announce that AXA acquired BBVA's 30%-stake in AXA Aurora for a total consideration of Euro 205 million. Following this transaction, AXA will own 100% of AXA Aurora, its Spanish holding company.

Simultaneously, BBVA acquired from AXA Aurora, for a total consideration of Euro
7.5 million, a 21.4%-stake in Hilo Direct Seguros. Consequently, BBVA will own 50% of Hilo Direct Seguros, the other 50% remaining with AXA Aurora.

Hilo Direct Seguros was launched in 1996 by AXA and BBVA to develop direct selling of automobile insurance policies on the Spanish market through telephone and internet. The sale of Direct Seguros products through the BBVA branch network will be starting shortly.

These two transactions are consistent with the two groups' strategy to reorganize their insurance holdings in Spain.

The closing of these transactions should take place by the end of January 2001.




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                                      *


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IMPORTANT LEGAL INFORMATION

Certain statements in this press release that are neither reported financial results nor other historical information, are forward-looking statements, including, but not limited to statements that are predictions of or indicate future events, trends, plans or objectives. Undue reliance should not be placed on such statements because, by their nature, they are subject to known and unknown risks and uncertainties and can be affected by other factors, that could cause actual results and company plans and objectives to differ materially from those expressed or implied in the forward-looking statements (or from past results). Such risks, uncertainties and factors include the intensity of competition from other financial institutions, AXA's experience with regard to mortality and morbidity trends, lapse rates and policy renewal levels relating to AXA's life and health insurance operations, the frequency, severity and development of property and casualty claims including catastrophic events which are uncertain in nature and policy renewal rates relating to AXA's property casualty business, market risks related to fluctuations in interest rates, equity market prices and foreign currency exchange rates, the use of derivatives and AXA's ability to hedge such exposures effectively and counterparty credit risk, AXA's ability to develop, distribute and administer competitive products and services in a cost-effective manner and its ability to develop information technology and management information systems to support strategic goals while continuing to control costs and expenses, AXA's visibility in the market place and the financial and claims paying ratings of its insurance subsidiaries, AXA's access to adequate financing to support its future business, the effect of changes in regulation and laws affecting AXA's businesses, including changes in tax laws affecting insurance and annuity products as well as operating income and changes in accounting and reporting practices, the costs of defending litigation and the risk of unanticipated material adverse outcomes in such litigation, adverse political developments around the world and the effect of future acquisitions. AXA undertakes no obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information or future events, circumstances or otherwise.

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This press release is also available on the web sites of AXA and BBVA :
www.axa.com and www.bbva.es


MEDIA RELATIONS BBVA:                   MEDIA RELATIONS AXA:
---------------------                   --------------------
Jose Luis Rodriguez: 91.374.4.14        Christophe Dufraux: 33.1.40.75.46.74
Jesus Pertejo: 34.374.63.49             Emmanuelle Isnard: 33.1.40.75.47.22

INVESTOR RELATIONS  BBVA:               INVESTOR RELATIONS AXA:
------------------------                -----------------------

                                        NEW YORK:
Rafael Alvarez: 34.94.487.52.46         Greg Wilcox: 1.212.314-4040
                                        Caroline Portel: 1.212.314-6182
                                        PARIS:
                                        Rebecca Antoniou: 33.1.40.75.49.05
                                        Marie-Flore Bachelier: 33.1.40.75.49.45
                                        Anne-Karin Durante: 33.1.40.75.57.91